Grant Thornton LLP Consent

We have issued our report dated March 3, 1999, accompanying the financial statements of Laidlaw Global Corporation and Subsidiaries contained in the
Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."


/s/ Grant Thornton LLP
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Grant Thornton LLP

New York, New York
February 14, 2000